Backers Inc.


BACKERS
GET IN THE GAME

Invest

$2.00 minimum investment

Deadline September 4, 2020
in 3 months

Share Price
$2.00

Total Raised
$3,104

Valuation
$8,560,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

At Backers we create eSports tournaments with entry fees that are crowdfunded by the fans and teams. Fans gain a form of equity in the team during the competition and receive their share of the prize pool when their teams win. Imagine a League of Legends Series with a $10 million entry fee that is globally crowdfunded.

Backers Get a piece of the action


BACKERS
BACKERS
GET A PIECE OF THE ACTION

DEAL HIGHLIGHTS

- Own a piece of the company that will let you "own" a piece of your favorite eSports competition
- Founded by industry veterans
- eSports

PROBLEM

eSports teams have fans that number in the hundreds of millions, yet these fans are limited to passively enjoying the streams from their favorite teams. At the same time, eSports teams are looking to increase revenue by further engaging with their fans. eSports teams must invest millions of dollars in franchise fees just to compete and are paying millions per year in player salaries. Recent metrics show that streaming hours for games like Fortnite are beginning to slow down which can cost eSports teams and streamers revenue.

Problem


ESPORTS COST
CONTINUES TO RISE
Players Salaries Are Becoming Expensive
Competition Entry Costs Are Rising
FAN ENGAGEMENT
IS PASSIVE
Currently There Is No Way For Fans To Participate In Backing Their Favourite Teams

SOLUTION

At Backers we solve this problem by restructuring eSports competitions to include crowdfunded entry fees that allow the global audience to participate in the competition by **Backing** their favorite teams and players.

Currently prize pools are funded by in-game purchases of the global player pool combined with advertising dollars.

With Backers, we add team entry fees to the prize pool and let fans share in the prizes. By backing your favorite team, you gain access to a portion of their winnings in a specific competition or series. As the competitions play out, the prize pools are awarded to the winning teams and their Backers.

We facilitate this using cryptocurrency and smart contracts to secure these transactions.

Our system is designed to convert fiat currency to digital currency, so players can pay with dollars. Once a player backs their team, funds are transferred to a smart contract, similar to an online escrow account, and winnings are automatically distributed as the results of the competition are finalized.

Our system is built on Ethereum and we are continuing to evaluate other crypto platforms to further facilitate our business. By using these systems, Backers never has to take custody of the funds, which saves us from liability.


98%
2%
TOTAL
PRIZE POOL
Fans $$$
BACKERS
Fans
Teams
Initial Prize Pool
(funded through In-game
purchases + sponsorship)

Solution

BUSINESS MODEL

We plan to charge fans a 2.5% transaction fee when they engage with their favorite teams. We plan to charge the fee on top of their contribution. For example, if a fan wants to back a team for $50, they will be charged $51.25. We are building a platform that is designed to handle millions of Backers per competition.

Business model


Crowdsourced Fans Funds
Transaction Fee
Company Revenue
$1 MILLION X 2.5% = $25,000
BACKERS
$ $ $

MARKET



Market


ESPORTS VIEWERS
1 BILLION
HOURS SPENT VIEWING IN 2019
10 BILLION
VIEWER GROWTH
1 BILLION Y.O.Y
EXPECTED ESPORTS REVENUE BY 2023
3.2 BILLION

Market


twitch
HOURS WATCHED
2018
7,777,879,411
2019
9,340,229,175

66% of the U.S. Population are gamers[1] who watch 6 hours of eSports per week[2] and spend $32 per month on in-game purchases[3]. In 2019 880 million viewers watched 10 billion hours of eSports content online[4]. Global Streaming Gaming Market is on track to generate revenue of 3.2 billion by 2023[5]. League of Legends has over 100 million unique players every month[6]. In 2019 over 1 billion hours of League of Legends was streamed on Twitch[7]. The 2019 League Championship Series had 44 million concurrent live viewers, (45% of the 2020 Super Bowl) with over 260 million viewers total. The global eSports viewing audience is approaching one billion viewers. The hours spent watching eSports videos is increasing by 1 billion hours each year[8]. The number of hours spent watching eSports in 2019 reach 6.6 billion hours[9]. A Twitch streamer with 2000 subscribers can earn $5,000 per month[10].

[1] https://www.nielsen.com/wp-content/uploads/sites/3/2019/04/games-360-2018.pdf
[2] https://www.gamesindustry.biz/articles/2019-06-06-superdata-us-millennials-spend-usd112-a-month-on-gaming
[3] https://www.statista.com/statistics/558952/in-game-consumer-spending-worldwide/
[4] https://cdn.streamelements.com/static/State-of-Stream-2019.pdf
[5] https://newzoo.com/insights/tags/game-streaming/
[6] https://www.forbes.com/sites/insertcoin/2016/09/13/riot-games-reveals-league-of-legends-has-100-million-monthly-players/#43f765f45aa8
[7] https://www.videogameschronicle.com/news/league-of-legends-the-most-watched-twitch-game-in-2019/
[8] https://influencermarketinghub.com/growth-of-esports-stats/
[9] https://influencermarketinghub.com/growth-of-esports-stats/
[10] https://info.jkcp.com/blog/professional-gamer-salary-esports/

COMPETITIVE LANDSCAPE

While we don't believe there are other companies in our industry offering these products, we have seen similar companies have success with similar models in other industries. One such company is youstake.com, which deals exclusively with poker. There you can 'stake' a poker player for a tournament and earn a share of the players awarded prize. Fantasy sports do not offer a direct relationship between the competitors and the fans. Backers creates smart contracts that allow the Backers to engage directly with their favorite teams, gaining equity in the team and prize pool.

PROGRESS

We partner with eSports creators and franchises to build platforms that integrate with their existing games and networks. Our "customers" are these companies, yet we provide our services to them at no charge. Rather, we offer them an opportunity to engage like never before with their existing fans and teams. We are confident that our applications will increase their revenue, fan base and branding opportunities. These gaming companies and eSports teams already market to their million of fans and we expect them to bear the burden of advertising their Backers campaigns to their existing fan base. Our services are provided at no charge as our fees are paid by the fans utilizing the platform.

SUCCESS

Our original proof of concept was a poker tournament completed on the Ethereum network. Initially we proved we could work the inputs and outputs of the contract. Next we designed a contract that allowed fans to participate in the funding of the prize pool and to receive distributions from that prize pool based on tournament results. Blockchains and smart contracts have evolved and now offer even greater flexibility and security. We are prepared to take our existing proof of concept and convert it to our minimally viable product (MVP) and launch with an eSports partner within 12 months.

There have been recent breakthroughs in smart-contracts and wallet technology that allow for crowd funding mechanisms to be integrated on major blockchains. We expect to create further innovations in wallet technology with regard to non-custodial financial transactions and in-wallet staking.

- Migrate project to Bitcoin Cash network.
- Update smart contract structure that allows for 'backing' via crowd-funding.
- Establish relationships with eSports franchises or creators.
- Establish terms for MVP initial product launch with eSports franchise.
- Integrate Backers application with eSports application via API.
- Complete Hackathon to test smart contract structure.
- Launch MVP with eSports Tournament.

Milestones

Backers Inc. Milestones:



NetCapital Round 1
T1 - Demo Tournament with Backers
T3 - MVP Backers Launch with eSports
NetCapital Round 2
T5 - WSOP Event with Backers
Decision Secondary Markets
22-May-20
7-Nov-20
29-Mar-21
26-May-21
15-Jul-21
5-Nov-21
13-Aug-20
12-Dec-20
29-Apr-21
26-May-21
30-Aug-21
T0.5 - Tournament with Backers
T2 - Pilot Tournament with Backers
Partner with WSOP for Backers Tournament
T4 - Second eSports Tournament
Establish Backers

TEAM

Backers was founded by veterans in online security, digital currency and financial technology. Advisors include elite developers in the Blockchain industry. We have relationships with insiders who have worked on some of the latest Blockchain developments, including SegWit 2x, Bitcoin Cash, ZCash and RSK.



Brian Tinney

CEO & Founder

Brian Tinney has over 20 years of experience in IT infrastructure design and architecture as well as network security and data privacy. Brian has been involved with Bitcoin and other Blockchain applications since 2012.



Matt Smart

Vice President

Smart Software Solutions Inc. is a computer consulting company headquartered in Pierre, South Dakota. The company was founded by Matthew Smart in 2004. Smart Software Solutions specializes in the creation and hosting of web based information management systems, dynamic websites, and custom applications for businesses of all sizes. Smart Software Solutions Inc. has a dedicated team of developers with the motivation and desire to write great software.



Nicholas Bonetto

Intern

Nick is a passionate software developer with a business background, and specialize in web development and decentralized applications.



Rodney Recker

Advisor

Rodney has been functioning as President and CFO of a business consulting firm focused on performance improvement using Lean Six Sigma Training and Deployment, Lean Manufacturing, Supply Chain Optimization, Business Process Reengineering, and Organization





Colton Griffin
Advisor

Colton's experience is in developing ERP and supply chain solutions for various industries. He has successfully developed and delivered products to market. He has successfully raised capital and executed his development plan on time and on budget.

Walter Karshat
Advisor

Walter Karshat is an Innovator and Entrepreneur in Blockchain Technologies, FinTech, Mobile Apps, Wireless Health, IoT and Embedded Communications. Walter graduated with honors from the University of California, Berkeley with degrees in both Computer Science and Physics.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
COO / CFO	$72,000	6.7%
Marketing Campaign	$180,570	16.9%
Developer Labor	$720,000	67.3%
Legal and Regulatory	$14,500	1.4%
MVP Launch	$12,000	1.1%
Branding / Social Media	$18,500	1.7%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Backers Inc.. This offering must raise at least $10,000 by September 4, 2020 at 11:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. Backers Inc. may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

$3,104 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

4,815,000 shares

× $2.00 per share

$9,630,000 implied valuation

PITCH DECK

BACKERS

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FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UPDATES

Jun 5, 2020 • Primary offering of 535,000 shares at $2.00

MORE INFO

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.